EXHIBIT 10-.9

SECOND AMENDMENT TO BINDING LETTER AGREEMENT

The Binding Letter Agreement dated December 21, 2005 (“Agreement”) by and between DataWind Net Access Corporation, a Delaware corporation (“DataWind”) and EdgeTech Inc., now EGTH, Inc., a Florida corporation (“Edgetech”), which was  amended with the Amendment To Binding Letter Agreement dated March 8, 2006 (“First Amendment”), is further amended with this Second Amendment to the Agreement dated July 18, 2006 (the “Second Amendment”).

For good and valuable consideration, the receipt and sufficiency of which is acknowledged by each of the parties hereto, the parties hereby agree to further amend the Agreement as follows:

1.

Edgetech will open a letter of credit in favor of DataWind for Products (as defined in the Agreement) in the minimum amount of $1,000,000 by September 15, 2006; if a letter of credit in such amount is opened by such date, all performance criteria for the period ending December 31, 2006 for all of Edgetech’s five exclusive vertical markets shall then be deemed fulfilled.

2.

Edgetech will make a payment to DataWind of $100,000 by July 20, 2006, a payment of $50,000 by September 15, 2006, and a payment of $100,000 by October 10, 2006, which will fulfill any and all current or future amounts for the aggregate-one-time-fee under clause 4(c) of the Agreement and also supercede the First Amendment in its entirety in regard to such clause 4 (c).  Provided all such payments are timely made as provided for in this clause 2, no default shall be deemed to have occurred as to any such payment obligations.

3.

As confirmed in clause 4(c) of the Agreement, EdgeTech shall automatically and without any further notice lose its distribution rights to such two vertical markets (iv) and (v) if clauses 1 and 2 of this Second Amendment are not fulfilled by their respective deadlines set forth therein.

4.

Edgetech confirms and clarifies as follows:

a.

That the Agreement does not restrict DataWind from selling to any customer or channel, outside of Edgetech’s five specified exclusive vertical channels, except as discussed therein and herein.  Specifically, under the Agreement, Edgetech would have no claim against DataWind for revenue, commissions or other forms of compensation, for any form of an agreement that DataWind may reach with Google, MSN, Yahoo, AOL or other similar portals, unless that portal or DataWind-channel-partner directly or indirectly specifically target markets any of Edgetech’s five exclusive vertical channels and/or applications thereof, and/or otherwise directly or indirectly bundles any product or service it may directly or indirectly offer with any of such five exclusive vertical channels and/or applications thereof.  If such portal directly or indirectly target markets to any of Edgetech five exclusive vertical channels and/or applications thereof, and/or otherwise directly or indirectly bundles any product or service it may directly or indirectly offer with any of such five exclusive vertical channels and/or applications thereof, then DataWind would owe to Edgetech the commission for those specific customers as defined under clause 6 of the Agreement.

b.

A vertical is defined as a company that directly or indirectly target markets a specific application.  Examples, which are intended to be illustrative but not all inclusive, are as follows:  Pokerstars.net and Partypoker.com would be considered online poker vertical markets, Playboy.com would be considered an adult vertical market, and Salesforce.Com would be considered a sales force automation vertical market.  A customer purchasing a product through Salesforce.com would not be restricted from visiting the Playboy.com website if doing so on such customer’s own volition, and no commission or fees would be owed by DataWind to Edgetech in connection therewith.  If Salesforce.com directly or indirectly markets adult rated content available on Playboy.com, or otherwise, to its customers while Edgetech maintains exclusivity on the adult market vertical, and/or directly or indirectly bundles any product or service it may directly or indirectly offer with any of Edgetech’s five exclusive vertical channels and/or applications thereof, then the commission defined in clause 6 of the Agreement would be applicable.

c.

The Agreement does not restrict a company from selling a device to their customers, which customers may, on their own volition, use it for an application that is covered by an Edgetech exclusive vertical channel /application, but if such company directly or indirectly target markets any of Edgetech’s five exclusive vertical channels and/or applications thereof, and/or directly or indirectly bundles any product or service it may directly or indirectly offer with any of Edgetech’s five exclusive vertical channels and/or applications thereof, then DataWind shall pay Edgetech the commission defined in clause 6 of the Agreement.

d.

The Agreement does not obligate DataWind to attempt to restrict a specific application on the device, but as is defined in clause 4(d) of the Agreement, DataWind will not appoint any person or entity to directly or indirectly target market any of Edgetech’s five exclusive vertical channels and/or applications thereof.

5.

Limitation of Liability.  Except as provided in the last sentence of this clause 5, in no event shall DataWind be liable to Edgetech for any loss, claims, expenses or damages in excess of all amounts paid by Edgetech to DataWind pursuant to the Agreement, as amended.  In addition, neither party hereto shall be liable to the other party for any special, incidental, consequential, punitive or indirect damages including, without limitation, any damages resulting from any loss of data, loss of profits, cost of cover or otherwise, arising under or in relation to the Agreement, as amended, or the use of DataWind products, however caused and regardless of the theory of liability advanced.  This limitation of liability will apply even if the parties hereto have been advised or are aware of the possibility or likelihood of such damages.  The parties hereto acknowledge and agree that the mutual covenants and agreements set forth in the Agreement, as amended, reflect this allocation risk.  Notwithstanding any of the foregoing, nothing herein shall preclude Edgetech from seeking and obtaining from a court of competent jurisdiction an order compelling DataWind’s performance under the Agreement, as amended, and seeking and obtaining damages in connection therewith for all amounts paid by Edgetech to DataWind and all commissions which may be due and owning to Edgetech and reasonable attorney’s fees and costs in connection therewith.

6.

DataWind confirms that Edgetech is not required to seek or obtain the approval of DataWind to brand and/or co-brand the Products as may be desired by Edgetech and/or any of its customers or prospective customers, and that DataWind shall not have any intellectual property rights relating directly or indirectly to any such branding or co-branding by Edgetech and/or any of its customers or prospective customers.

7.

Indemnification.  Edgetech agrees to indemnify and hold DataWind harmless from and against any claims, losses, damages, and expenses (including reasonable court costs and reasonable attorney’s fees) arising out of personal injury, property damage, or any other liability arising from:  (i) the actions or omissions of Edgetech, its employees, or agents in connection with its representation of the Products,  (ii) any errors, defects, or other problems in any applications, services, other products developed or rendered by Edgetech; (iii) any unauthorized used by Edgetech, its employees or agents of any DataWind intellectual property or DataWind trademarks, (iv) any warranty or representation made by Edgetech, its employees or agents relating to the Products or the applications developed therewith; or (v) any breach of the terms of the Agreement, as amended, by Edgetech.

DataWind agrees to indemnify and hold Edgetech harmless from and against any claims, losses, damages, and expenses (including reasonable court costs and reasonable attorney’s fees) arising out of personal injury, property damage, or any other liability arising from:  (i) the actions or omissions of DataWind, its employees, or agents in connection with any errors, defects, or other problems in any applications, services, other products developed or rendered by Edgetech; (ii) any violation or infringement of any DataWind intellectual property or DataWind trademark upon the intellectual property rights of any third party, (iii) any warranty or representation made by DataWind, its employees or agents relating to the Products or the applications developed therewith; or (iv) any breach of the terms of the Agreement, as amended, by DataWind.

Except as expressly amended herein, the Agreement and all its terms and conditions shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this SECOND AMENDMENT TO THE AGREEMENT as of the date first written above.

DataWind Net Access Corporation		EGTH Inc. (formerly Edgetech, Inc.)
By:	/s/ SUNEET S. TULI	By:	/s/ LEV PARNAS
Name:	Suneet S. Tuli	Name:	Lev Parnas
Title:	CEO	Title:	CEO